Digital Power
Flexible Power Solutions

Digital Power Secures Up to $5 Million Financing from Major Shareholder

Financing Paves Way Toward Meeting Business Growth and NYSE Mkt Listing Standards

FREMONT, Calif., March 09, 2017 (GLOBE NEWSWIRE) -- Digital Power Corporation. (NYSE Mkt:DPW), which designs, manufactures and sells high- grade customized and off-the-shelf power system solutions, today announced the signing of a securities purchase agreement to raise up to $5 million in Preferred Stock and Warrants from Philou Ventures, the Company's largest shareholder.

Under the term of the purchase agreement, Philou Ventures has committed to purchase by May 31, 2017, the greater of: (i) 100,000 shares of Preferred Stock or (ii) a sufficient number of shares of Preferred Stock to ensure that the Company has sufficient stockholders' equity to meet the NYSE Mkt minimum continued listing standards.

"We are very pleased to have secured this commitment by Philou Ventures as it represents a vote of confidence and commitment in our Company and our long term growth prospects," said Amos Kohn, President and Chief Executive Officer of Digital Power. "This investment will recapitalize and re-energize the Company in a way we haven't seen in years, and coupled with our recently completed and future capital raising initiatives, this commitment will increase the Company's net worth in order to meet the NYSE-Mkt continued listing standards. Further, strategically, these funds will be deployed to dramatically update and improve our core power solutions business and at the same time, research and pursue other high growth opportunities. While we are confident that we can compete aggressively in the information technology space, we can be even more effective in our targeted growth markets of defense and medical grade power solutions." Kohn added "While our primary focus will continue to be on power and other electronic systems, we will consider initiatives that could broaden our presence in other rapid growth markets."

This press release includes a summary of the general terms of the commitment. The complete terms of the transaction have been included in a Form 8-K that will be filed by the Company with the SEC on March 9, 2017.

Forward Looking Statements

The foregoing release contains "forward looking statements" regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company's current expectations regarding revenues from contracts. The Company cautions readers that such "forward looking statements" are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward-looking statements. The Company disclaims any current intention to update its "forward looking statements," and the estimates and assumptions within them, at any time or for any reason. More information about potential risk factors that could affect the Company's business and financial results are included in the Company's most recent filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company's Forms 10-K, 10-Q and 8-K. All filings are available on the Company's website at www.digipwr.com.

About Digital Power Corporation

Headquartered in Fremont, California, Digital Power Corporation designs, manufactures and sells high-grade customized and off-the-shelf power system solutions. Its products are used in the most demanding telecom, industrial, medical and military applications where customers require high density, high efficiency and ruggedized power solutions. Its wholly owned subsidiary Digital Power Limited, is located in the UK.

Contact: Digital Power Corporation, 48430 Lakeview Blvd., Fremont, California 94538. 1-877-634-0982 e-mail: sales@digipwr.com Website: www.digipwr.com.